Exhibit 4.03

SECOND AMENDED AND RESTATED
REGISTRATION RIGHTS AGREEMENT

THIS SECOND AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made as of October 16, 2017, by and among ACM Research, Inc., a Delaware corporation (the “Company”), Shengxin (Shanghai) Management Consulting Limited Partnership (“SMC”), Xinxin (Hongkong) Capital Co., Limited and Victorious Way Limited. Certain capitalized terms used herein are defined in Section 1.

RECITALS

A. The Company and SMC previously entered into a Registration Rights Agreement dated as of March 10, 2017, pursuant to which the Company provided SMC with certain registration rights with respect to SMC’s equity interests in the Company, which agreement was subsequently amended and restated persuant to the Amended and Restated Registration Rights Agreement dated as of September 24, 2017 (the “Original Agreement”).

B. Contemporaneously herewith, each of Xinxin (Hongkong) Capital Co., Limited and Victorious Way Limited is entering into a Stock Purchase Agreement dated as of the date hereof, pursuant to which it proposes to purchase Class A Shares subject to the respective terms and conditions set forth therein, which conditions include the execution and delivery of this Agreement.

C. In order to facilitate such purchases of Class A Shares, the Company and SMC desire to amend and restate the Original Agreement in its entirety as provided herein.

The parties hereto agree as follows:

1. Definitions. For purposes of this Agreement:

(a) “Adoption Agreement” means an agreement in the form attached as EXHIBIT A or in such other form as the Company may require from time to time.

(b) “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

(c)
“Class A Shares” means shares of Class A Common Stock of the Company.

(d)
“Comprehensive Rights Holder” means a party listed on SCHEDULE II.

(e)  “Damages” means any loss, damage, claim or liability (joint or several) to which a party to this Agreement may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect to this Agreement) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements to this Agreement; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

(f) “Demand Registrable Securities” means Class A Shares that are held by the Comprehensive Rights Holders and listed across from a Comprehensive Rights Holder’s name on SCHEDULE II.

(g) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(h)  “Excluded Registration” means: (i) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (iv) a registration in which the only Class A Shares being registered are Class A Shares issuable upon conversion of debt securities that are also being registered.

(i) “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

(j)  “Form S-3” means such form under the Securities Act as in effect on the date of this Agreement or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(k) “Holder” means an Incidental Rights Holder or Comprehensive Rights Holder.

(l) “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a natural person referred to herein.

(m) “Incidental Rights Holders” a party listed on SCHEDULE I from time to time, including any subsequent securities holders, or transferees, who become parties hereto as “Incidental Rights Holders” pursuant to Sections 12(a) and 12(b).

(n) “Initiating Holders” means any Holder or Holders of a majority of the then-outstanding Demand Registrable Securities.

(o) “IPO” means the Company’s first underwritten public offering of its Class A Shares under the Securities Act.

(p) “Original Agreement” has the meaning set forth in Recital A.

(q) “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(r) “Preferred Series” means Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series F Preferred Stock of the Company.

(s) “Registrable Securities” means:

(i)
Class A Shares that are held by the Incidental Rights Holders and listed across from an Incidental Rights Holder’s name on SCHEDULE I;

(ii)
Demand Registrable Securities;

(iii)
any Class A Shares that are issued or issuable (directly or indirectly) upon conversion or exercise of any other securities of the Company and that are held by the Incidental Rights Holders and listed across from an Incidental Rights Holder’s name on SCHEDULE I; and

(iv)
any Class A Shares that are issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the securities referenced in clauses (i), (ii) and (iii) above;

excluding, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Section 12(a) and any shares for which registration rights have terminated pursuant to Section 11.

(t) “Registrable Securities then outstanding” means the sum of (i) the number of outstanding Class A Shares that are Registrable Securities (including the Demand Registrable Securities) and (ii) the number of Class A Shares issuable (directly or indirectly) pursuant to then exercisable or convertible securities that are Registrable Securities.

(u) “SEC” means the U.S. Securities and Exchange Commission.

(v) “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

(w) “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

(x) “Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(y) “Selling Expenses” means all underwriting discounts, selling commissions, stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Section 6.

2. Registration Rights. The Company covenants and agrees as follows:

(a)
Demand Registration.

(i) If, at any time at least 180 days after the closing date of the IPO, the Company receives a request from the Initiating Holders that the Company file a Form S-1 registration statement covering either (x) the potential sale of all or a portion of the Registrable Securities then outstanding with an anticipated aggregate offering price (excluding the offering price of any shares subject to an over-allotment option) of at least $7,500,000 or (y) all of the Registrable Securities then held by a Comprehensive Rights Holder whose rights under this Agreement have not terminated pursuant to Section 11, then the Company shall: (A) within ten days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (B) as soon as practicable, and in any event within sixty days after the date such request is given by the Initiating Holders, use its reasonable best efforts to file and make effective a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 2(a)(iii) and Section 3.

(ii) If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from the Initiating Holders that the Company file a Form S-3 registration statement covering either (x) the potential sale of all or a portion of the Registrable Securities then outstanding with an anticipated aggregate offering price (excluding the offering price of any shares subject to an over-allotment option) of at least $3,750,000 or (y) all of the Registrable Securities then held by a Comprehensive Rights Holder whose rights under this Agreement have not terminated pursuant to Section 11, then the Company shall: (A) within ten days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (B) as soon as practicable, and in any event within 45 days after the date such request is given by the Initiating Holders, file and make effective a Form S-3 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 2(a)(iii) and Section 3.

(iii) Notwithstanding the foregoing obligations, if the Company furnishes to Initiating Holders requesting a registration pursuant to this Section 2(a) a certificate signed by the Company’s Chief Executive Officer stating that in the good faith judgment of the Board of Directors of the Company it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (A) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company, (B) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential, or (C) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than 120 days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than once in any consecutive twelve-month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such 120-day period other than Excluded Registrations.

(iv) The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2(a) (A) after the Company has effected a total of four registrations pursuant thereto, or (B) if the Company has effected a registration pursuant to Section 2(a) within the six-month period immediately preceding the date of such request. The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2(a)(i) (A) during the period that is sixty days before the Company’s good faith estimate of the date of filing of, and ending on a date that is 180 days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective, or (B) if the Initiating Holders propose to dispose of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2(a)(ii). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2(a)(ii) during the period that is thirty days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective. A registration shall not be counted as “effected” for purposes of this Section 2(a)(iv) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Section 6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 2(a)(iv).

(b) Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders) any of its Class A Shares under the Securities Act in connection with the public offering of such securities solely for cash (other than in: (A) the IPO or (B) an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within twenty days after such notice is given by the Company, the Company shall, subject to the provisions of Section 3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2(b) before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 6.

3. Underwriting Requirements.

(a) If, pursuant to Section 2(a), the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2(a), and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall (together with the Company as provided in Section 4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Section 3(a), if the managing underwriter advises the Initiating Holders in writing that marketing factors require a limitation on the number of Class A Shares to be underwritten, then the Initiating Holders shall so advise all Holders that otherwise would be underwritten pursuant hereto and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities to be included in such underwriting shall not be reduced unless all other Class A Shares are first entirely excluded from the underwriting. To facilitate the allocation of Class A Shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated for sale by any Holder to the nearest 100 Registrable Securities.

(b) In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 2(b), the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, that the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, or (ii) the number of Registrable Securities included in the offering be reduced below thirty percent of the total number of securities included in such offering. For purposes of this Section 3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

4. Obligations of the Company. Whenever required under this Agreement to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to 180 days, in the case of a registration statement pursuant to clause (y) of Section 2(a)(i) (regardless of whether such registration also complies with clause (x) of Section 2(a)(i)) or clause (y) of Section 2(a)(ii) (regardless of whether such registration also complies with clause (x) of Section 2(a)(ii)), or otherwise 120 days or, if earlier, until the distribution contemplated in the registration statement has been completed, provided that such 180-day or 120-day period (as the case may be) shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Class A Shares (or other securities) of the Company, from selling any securities included in such registration;

(b) prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c) furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d) use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders, provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f) use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g) promptly make available for inspection by the selling Holders, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(h) notify each selling Holder, promptly after the Company receives notice of this Agreement, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(i) after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

In addition, the Company shall ensure that, at all times after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, its insider trading policy shall provide that the Company’s directors may implement a trading program under Rule 10b5-1 of the Exchange Act.

5. Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement, with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

6. Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to this Agreement, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements, not to exceed $50,000, of one counsel for the selling Holders (“Selling Holder Counsel”), shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2(a) if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Section 2(a); provided further that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Section 2(a). All Selling Expenses relating to Registrable Securities registered pursuant to this Section 6 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

7. Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Agreement.

8. Indemnification. If any Registrable Securities are included in a registration statement under this Agreement:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder, and each Person, if any, that controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred, provided that the indemnity agreement contained in this Section 8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b) To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred, provided that the indemnity agreement contained in this Section 8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Sections 8(b) and (d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect to this Agreement is to be made against any indemnifying party under this Section 8, give the indemnifying party notice of the commencement of this Agreement. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense of this Agreement with counsel mutually satisfactory to the parties, provided that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 8, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 8.

(d) To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party to this Agreement for which indemnification is provided under this Section 8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission, provided that, in any such case (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation and provided further that in no event shall a Holder’s liability pursuant to this Section 8(d), when combined with the amounts paid or payable by such Holder pursuant to Section 8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 8 shall survive the completion of any offering of Registrable Securities in a registration under this Agreement, and otherwise shall survive the termination of this Agreement.

9. Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(a) make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;

(b) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies) and (ii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

10. Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would (a) provide to such holder the right to include securities in any registration on other than either a pro rata basis with respect to the Registrable Securities or on a subordinate basis after all Holders have had the opportunity to include in the registration and offering all shares of Registrable Securities they wish to so include or (b) allow such holder or prospective holder to initiate a demand for registration of any securities held by such holder or prospective holder.

11. Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 2(a) or 2(b) shall terminate upon the earliest to occur of:

(a)
such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s Registrable Securities shares without restriction by volume limitations; and

(b) the fifth anniversary of the closing of the IPO.

12. Changes in Holders and Updating of Schedules.

(a)  Successors and Assigns. The rights of a Holder, either as an Incidental Rights Holder or a Comprehensive Rights Holder, under this Agreement may be assigned (but only with all related obligations) by such Holder to a transferee of Registrable Securities that is (i) an Affiliate of such Holder or (ii) an Immediate Family Member of such Holder or a trust for the benefit of such individual Holder or one or more of such Holder’s Immediate Family Members, provided that (A) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred and (B) such transferee agrees, by executing and delivering an Adoption Agreement to the Company, to be bound by and subject to the terms and conditions of this Agreement. Upon such execution and delivery of an Adoption Agreement by such transferee and the Company, such transferee shall be deemed to be a party to this Agreement and an Incidental Rights Holder or a Comprehensive Rights Holder, to the same extent as the transferring Holder, as if such transferee’s signature appeared on the signature page of this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties to this Agreement or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in Section 12(b)(i), Section 12(b)(ii) or elsewhere herein.

(b)
Additional Holders.

(i) Each of Ninebell Co., Ltd. (with respect to 133,334 Class A Shares purchased from the Company as of September 11, 2017), Pudong Science and Technology (Cayman) Co., Ltd. (with respect to 1,119,576 Class A Shares purchased from the Company as of September 8, 2017), Shanghai Science and Technology Venture Capital Co., Ltd. (with respect to 4,998,508 shares of Series E Preferred Stock of the Company purchased from the Company as of August 31, 2017), and Zhangjiang AJ Company Limited (with respect to 787,098 Class A Shares purchased from the Company as of September 8, 2017) may, at its election, become subject to the terms of this Agreement as an Incidental Rights Holder by executing and delivering an Adoption Agreement. Upon the execution and delivery of an Adoption Agreement to the Company by any such Person (with respect to the securities referenced above), the Company shall countersign such Adoption Agreement and (A) such Person shall be deemed to be a party to this Agreement as if such Person’s signature appeared on the signature pages of this Agreement and shall be deemed to be an Incidental Rights Holder and (B) such Person shall be added to SCHEDULE I in accordance with Section 12(c).

(ii) Each Person who holds shares of any Preferred Series shall, automatically without the need to execute or deliver an adoption or joinder agreement, become subject to the terms of this Agreement as an Incidental Rights Holder with respect to such shares upon the receipt by ACM of a waiver and/or consent, executed by the holders of a majority of the outstanding shares of such Preferred Series, terminating all of the registration rights currently set forth in one or more purchase agreements with respect to shares of such Preferred Series, all satisfactory to the Company in form and substance. Upon delivery of such a waiver and/or consent with respect to shares of a Preferred Series, (A) each Person who is a holder of record of shares of such Preferred Series as of the date of such delivery shall be deemed to be a party to this Agreement as if such Person’s signature appeared on the signature pages of this Agreement and shall be deemed to be an Incidental Rights Holder and (B) such Person shall be added to SCHEDULE I in accordance with Section 12(c), it being understood that for such purpose the initial address of such Person shall be its record address in the stock register for such Preferred Series.

(iii) At the election of the Company, any Person may become subject to the terms of this Agreement as an Incidental Rights Holder at any time after the date hereof by executing and delivering an Adoption Agreement. Upon the execution and delivery of an Adoption Agreement by such Person and the Company, (A) such Person shall be deemed to be a party to this Agreement as if such Person’s signature appeared on the signature pages of this Agreement and shall be deemed to be an Incidental Rights Holder and (B) such Person shall be added to SCHEDULE I in accordance with Section 12(c).

(c)
The Company shall maintain each of SCHEDULE I and SCHEDULE II, which shall set forth:

(i)
in SCHEDULE I, the names of all Incidental Rights Holders from time to time, including Incidental Rights Holders who become party to this Agreement in accordance with Section 12(a) or clause (i), (ii) or (iii) of Section 12(b), and in SCHEDULE II, the names of all Comprehensive Rights Holders from time to time, including Comprehensive Rights Holders who become party to this Agreement in accordance with Section 12(a);

(ii)
the respective contact address of each Holder, as provided to the Company by such Holder at the time such Holder becomes party to this Agreement, becomes subject to this Agreement or as subsequently provided to the Company in accordance with Section 13(d); and

(iii)
the numbers and types of securities of the Company held by each Holder that constitute Registrable Securities or that are convertible or exercisable for Registrable Securities.

The Company shall update SCHEDULE I or SCHEDULE II, as the case may be, upon any change in, or addition of, a Holder in accordance with Section 12(a) or Section 12(b), any change in the contact address of a Holder delivered to the Company in accordance with Section 13(d), or any other change or event that the Company determines, in good faith, is necessary or desirable to fulfill the purposes of SCHEDULE I or SCHEDULE II. Upon request of any Holder from time to time, the Company shall promptly deliver to such Holder, in accordance with Section 13(d), a copy of the then-current versions of SCHEDULE I and SCHEDULE II.

13. Miscellaneous.

(a)
Governing Law. This Agreement shall be governed by the internal law of the State of Delaware.

(b) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. Electronic Signatures in Global and National Commerce Act, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(c)
Construction. As used in this Agreement:

(i)
headings used in this Agreement are for convenience of reference only and shall not, for any purpose, be deemed a part of this Agreement;

(ii)
any references herein to a Section or Exhibit refer to a Section of, or Exhibit attached to, this Agreement, unless specified otherwise;

(iii)
the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole;

(iv)
the words “include,” “includes” and “including” as used herein shall not be construed so as to exclude any other thing not referred to or described;

(v)
the word “or” is not exclusive;

(vi)
the definition given for any term in this Agreement shall apply equally to both the singular and plural forms of the term defined;

(vii)
whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;

(viii)
unless the context otherwise requires, (A) references herein to an agreement, instrument or other document mean such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (B) references herein to a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules and regulations promulgated thereunder; and

(ix)
this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

(d) Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon (i) personal delivery to the party to be notified, (ii) if sent by electronic mail, then (A) when sent, if sent between 9 a.m. and 5 p.m., Pacific time, on a Business Day or (B) as of 9 a.m. Pacific time on the next Business Day, if sent at any other time, (iii) if sent by U.S. registered or certified mail, return receipt requested, postage prepaid, the earlier of actual receipt and the fifth Business Day after having been deposited with the U.S. Postal Service, or (iv) if sent via an internationally recognized overnight courier, freight prepaid, specifying next or two Business Day delivery, with written verification of receipt, two Business Days after deposit with such courier. “Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which the Federal Reserve Bank of San Francisco is closed. All communications shall be sent to the respective Holders at their addresses as set forth on Schedule I or Schedule II, as applicable, or to the Company at its principal office, to the attention of the Chief Executive Officer, or by email to dwang@acmrcsh.com, or to such other street or email address as subsequently modified by written notice given in accordance with this Section 13(d). If notice is given to the Company, a copy shall also be sent to Mark L. Johnson at K&L Gates LLP, State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111.

(e) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding, provided that any provision of this Agreement may be waived by any waiving party on such party’s own behalf, without the consent of any other party. Notwithstanding the foregoing, this Agreement may not be amended or terminated and the observance of any term of this Agreement may not be waived with respect to any Holder without the written consent of such Holder, unless such amendment, termination, or waiver applies to all Holders in the same fashion (it being agreed that a waiver of the provisions of this Agreement with respect to a particular transaction shall be deemed to apply to all Holders in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Holders may nonetheless, by agreement with the Company, purchase securities in such transaction). Further, this Agreement may not be amended, and no provision hereof may be waived, in each case, in any way that would adversely affect the rights of the Comprehensive Rights Holders hereunder in a manner disproportionate to any adverse effect such amendment or waiver would have on the rights of the Holders hereunder (it being agreed that any modification of the terms of Section 2(a) in any fashion shall be deemed to be disproportionate for such purposes), without the written consent of the holders of at least a majority of the Demand Registrable Securities then outstanding. The Company shall give prompt notice of any amendment or termination of this Agreement or waiver hereunder to any party to this Agreement that did not consent in writing to such amendment, termination, or waiver. Any amendment, termination, or waiver effected in accordance with this Section 13(e) shall be binding on all parties to this Agreement, regardless of whether any such party has consented to this Agreement. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(f)  Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

(g) Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

(h) Entire Agreement. This Agreement (including any Schedules and Exhibits to this Agreement) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter of this Agreement, and any other written or oral agreement relating to the subject matter of this Agreement existing between the parties is expressly canceled.

(i) Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and any federal court located in the State of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or any federal court located in the State of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court. Each party will bear its own costs in respect of any disputes arising under this Agreement.

(j) Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

(k) Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default heretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

(l) Amendment and Restatement of the Original Agreement. The Original Agreement is hereby amended in its entirety and restated herein. Upon such execution and delivery, all provisions of, rights granted and covenants made in the Original Agreement are hereby waived, released and superseded in their entirety and shall have no further force or effect.

(m) Additional Registration Rights. While Xinxin (Hongkong) Capital Co., Limited or Victorious Way Limited continues to be a Comprehensive Rights Holder under this Agreement whose rights have not terminated pursuant to Section 11, the Company shall not, without the prior written consent of each such Comprehensive Rights Holder, enter into any arrangement (other than pursuant to this Agreement) with any holder or prospective holder of securities of the Company under which such Person shall have the right to request or demand that the Company file a registration statement covering the potential sale of all or a portion of such securities under the Securities Act.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties has executed this Agreement or caused the same to be executed by its duly authorized representative as of the date first written above.

ACM RESEARCH, INC.

By:	/s/ David H. Wang
David H. Wang
President and Chief Executive Officer

SHENGXIN (SHANGHAI) MANAGEMENT CONSULTING LIMITED PARTNERSHIP

By:	/s/ Jian Wang
Jian Wang
General Partner

Address:
Rm. 210-32, 2nd Fl., Building 1 38 Debao Rd.
Pilot Free Trade Zone
Shanghai, China
Email:

XINXIN (HONGKONG) CAPITAL CO., LIMITED

By:	/s/ Xinxin (Hongkong) Capital Co., Limited
Name:
Title:

Address:
3rd Floor North, No. 7 Financial Street
Xicheng District, Beijing 100033, P. R. China
Email:

VICTORIOUS WAY LIMITED

By:	/s/ Victorious Way Limited
Name:
Title:

Address:
Vistra Corporate Services Centre,
Wickhams Cay II, Road Town
Tortola, VG1110, British Virgin Islands
Email:

Signature Page To Second Amended And Restated Registration Rights Agreement

SCHEDULE I
Incidental Rights Holders

Name	Securities
SHENGXIN (SHANGHAI) MANAGEMENT CONSULTING LIMITED PARTNERSHIP Rm. 210-32, 2nd Fl., Building 1 38 Debao Rd. Pilot Free Trade Zone Shanghai, China Email: jian.wang@acmrcsh.com	Warrant dated March 14, 2017 issued by ACM Research, Inc. with respect to 397,502 Class A Shares (after giving effect to post-reverse split effected on September 13, 2017)

SCHEDULE II
Comprehensive Rights Holders

Name	Securities
XINXIN (HONGKONG) CAPITAL CO., LIMITED 3rd Floor North, No. 7 Financial Street Xicheng District, Beijing 100033, P. R. China	833,334 Class A Shares

VICTORIOUS WAY LIMITED Vistra Corporate Services Centre, Wickhams Cay II, Road Town Tortola, VG1110, British Virgin Islands	500,000 Class A Shares

EXHIBIT A

Adoption Agreement

This Adoption Agreement (this “Adoption Agreement”) is executed on _____________, 20__, by the undersigned (“Acquirer”) pursuant to the terms of the Second Amended and Restated Registration Rights Agreement dated as of _____________, 2017 (the “Agreement”), by and among ACM Research, Inc. and certain of its security holders, as such Agreement may be further amended or restated. Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, Acquirer agrees as follows.
1.
Acknowledgement. Acquirer acknowledges that Acquirer is acquiring certain Registrable Securities (which term, for purposes of this Adoption Agreement, shall include securities convertible or exercisable for Registrable Securities) for one of the following reasons (check the correct box):

as a transferee of Registrable Securities from a party in such party’s capacity as an “Incidental Rights Holder,” bound by the Agreement in accordance with Section 12(a), and after such transfer, Acquirer shall be considered an “Incidental Rights Holder” for all purposes of the Agreement;

as a transferee of Registrable Securities from a party in such party’s capacity as a “Comprehensive Rights Holder,” bound by the Agreement in accordance with Section 12(a), and after such transfer, Acquirer shall be considered a “Comprehensive Rights Holder” for all purposes of the Agreement;

as a purchaser of Registrable Securities from the Company in accordance with Section 12(b)(i), after which Acquirer shall be considered an “Incidental Rights Holder” for all purposes of the Agreement;
as a holder of shares of a Preferred Series in accordance with Section 12(b)(ii), after which Acquirer shall be considered an “Incidental Rights Holder” for all purposes of the Agreement; or
as a holder of securities of the Company in accordance with Section 12(b)(iii), after which Acquirer shall be considered an “Incidental Rights Holder” for all purposes of the Agreement.
2.	Agreement. Acquirer adopts the Agreement with the same force and effect as if Acquirer were originally a party to this Agreement.
3.
Conflicts. In the event that the terms of the Agreement conflict with any other agreement pursuant to which Acquirer is bound, Acquirer expressly acknowledges and agrees that the terms of the Agreement shall govern.

4.	Notice. Any notice required or permitted by the Agreement shall be given to Acquirer at the address or email address listed below Acquirer’s signature to this Agreement.

ACQUIRER:	ACCEPTED AND AGREED:

By:	ACM RESEARCH, INC.
Name:
Title:

Address:	By:
Name:

Title:
Email: